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                                                                     EXHIBIT 5.1




                  [LETTERHEAD OF VINSON & ELKINS APPEARS HERE]


                                February 13, 2001




Newfield Exploration Company
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060

Ladies and Gentlemen:

     We have acted as counsel for Newfield Exploration Company, a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the registration of 1,906,530 shares of common stock, par value $0.01 per share, of the Company (the "Shares") on behalf of the certain selling stockholders.

     In connection with the foregoing, we have examined or are familiar with the certificate of incorporation and the bylaws, in each case, as amended to the date hereof, of the Company, the corporate proceedings with respect to the authorization and approval of the registration of the Shares, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                       Very truly yours,

                                       /s/ Vinson & Elkins L.L.P.